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As filed with the Securities and Exchange Commission on August 5, 2002
SEC File No. _______________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                            AMERITYRE CORPORATION
                       -----------------------------
           (Exact name of registrant as specified in its charter)

          NEVADA                                              87-0535207
-------------------------------                           --------------------
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                            Identification No.)

       705 Yucca Street, Boulder City, Nevada                   89005
----------------------------------------------------         ------------
(Address of Principal Executive Offices)                      (Zip Code)

                   AMERITYRE 2002 STOCK OPTION AND AWARD PLAN
                  --------------------------------------------
                            (Full title of the plan)


      David Griffiths, 705 Yucca Street, Boulder City, Nevada  89005
------------------------------------------------------------------------------
           (Name, address, including zip code of agent for service)

 Telephone number, including area code, of agent for service:  (702) 293-1930

                           CALCULATION OF REGISTRATION FEE

                               Proposed         Proposed
Title of                       Maximum          Maximum
Securities     Amount          Offering         Aggregate        Amount of
to be          to be           Price Per        Offering         Registration
Registered     Registered (2)  Share (1)        Price            Fee
----------     ----------       ----------      ----------       ------------
Common Stock,
$0.001 par
value          2,000,000        $ 2.80          $5,600,000       $ 515.20

(1) Bona fide estimate of maximum offering price solely for the purpose of calculating the registration fee as determined under Regulation C, Rule 457(c) and/or (g), of the Securities Act of 1933, based on the average of the bid and ask price of the Registrant's common stock as reported on the NASD's OTC Bulletin Board on August 5, 2002.



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                                 PART I

                            AMERITYRE CORPORATION
                  Cross Reference Sheet Pursuant to Rule 404(a)

Cross-reference between items of part I of form S-8 and the section 10(a) prospectus which will be delivered to each employee, director or consultant who participates in the stock option plans.

Registration Statement Item Numbers and Headings       Prospects Headings
------------------------------------------------       ------------------

1)     Plan Information                             Section 10(a) Prospectus

2)     Registration Information and Employee
       Plan Annual Information                      Section 10(a) Prospectus



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                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are hereby incorporated by reference:

     1) The Company's annual report on Form 10-KSB for the period ended June 30, 2001, as amended, dated October 9, 2001;

     2) The Company's quarterly report on Form 10-QSB for the period ended September 30, 2001, dated November 14, 2001; and

     3) The Company's quarterly report on Form 10-QSB for the period ended December 31, 2001, dated February 14, 2002; and

     4) The Company's quarterly report on Form 10-QSB for the period ended March 31, 2002, dated May 15, 2002; and

     5) All additional reports filed by the Company with the Commission pursuant to section 13(a) or 15(d) of the Exchange Act after March 31, 2002.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 12, or 15(d) of the Exchange Act prior to the filing of any post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

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ITEM 4. DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 25,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"). The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company's articles of incorporation and bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a different percentage quorum is required by statute.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payment of any preferences on preferred stock.

     Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

     The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by persons purchasing Common Stock in this offering and may dilute the book value of the then existing shareholders.

Preferred Stock

     The Company's Articles of Incorporation authorize 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). Preferred Stock may be issued in one or more series or classes, with each series or class having the rights and privileges respecting voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series as determined by the board of directors at the time of issuance. Currently there are no shares of Preferred Stock outstanding nor have any such shares been designated for issuance.

Registrar and Transfer Agent

     The registrar and transfer agent of the Company's securities is Interwest Transfer Company, 1981 East Murray-Holladay Road, Holladay, Utah 84117, (801) 272-9294.

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ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Except as otherwise disclosed herein, no other expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as giving an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest in the Company or its subsidiaries. In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is a brief summary of certain indemnification provisions of the Company's certificate of incorporation and the Nevada Revised Statutes. This summary is qualified in its entirety by reference to the text thereof.

Section 78.751 of the Nevada Revised Statutes confers on a director or officer an absolute right to indemnification for expenses, including attorneys' fees, actually and reasonably incurred by him to the extent he is successful on the merits or otherwise in defense of any action, suit, or proceeding. This section also entitles a director or officer to partial indemnification against expenses to the extent that he has been successful in defending any claim, issue, or matter asserted in such proceeding. The Nevada Revised Statutes indemnification section further permits the corporation to indemnify officers and directors in circumstances where indemnification is not mandated by the statute and certain statutory standards are satisfied.

The Nevada Revised Statutes expressly make indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors, the shareholders, or independent legal counsel. The Nevada Revised Statutes also permit a corporation, in its articles of incorporation, bylaws, or an agreement, to pay attorneys' fees and other litigation expenses on behalf of a corporate official in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the corporate official to repay such expenses to the corporation if it is ultimately determined that he is not entitled to be indemnified by the corporation. The corporation may also purchase and maintain insurance to provide indemnification.

The Nevada Revised Statutes also provide that indemnification authorized by the statute is not exclusive of, but is in addition to, indemnification rights granted under a corporation's articles of incorporation, an agreement, or pursuant to a vote of shareholders or disinterested directors.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to Section 78.751 of the Nevada Revised Statues.

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The Company's articles of incorporation and bylaws do not contain specific provisions relating to indemnification of directors, officers, employees, and/or agents of the Company. However, it is anticipated that the Company will indemnify its officers and directors to the full extent permitted by the above referenced statute. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                ITEM 8. EXHIBITS

Exhibits.
---------
Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of Regulation S-K.

             SEC
Exhibit      Reference
No.          No.           Description                           Location
-------      ---------     -----------                           --------
4.01            4          Amerityre 2002 Stock Option
                           and Award Plan                        This filing

5.01          5 & 23       Letter opinion, including consent
                           of John C. Thompson & Associates, LLC
                           regarding legality of Common Stock
                           to be issued pursuant to options
                           granted under the Plans.              This Filing

23.01           23         Consent of HJ & Associates, LLC
                           Certified Public Accountants          This Filing

25.01           25         Powers of Attorney                    See Signature
                                                                 Page
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                                ITEM 9. UNDERTAKINGS

REGULATION S-K

Post-Effective Amendments-Item 512(a)
-------------------------------------
The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Filings Incorporating Subsequent Exchange Act Documents by Reference-Item
512(b)
-------------------------------------------------------------------------
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended , each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Filing of Registration Statement on Form S-8 - Item 512(h)
----------------------------------------------------------
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boulder City, state of Nevada, this 5th day of August 2002.

                                        AMERITYRE CORPORATION

                                        By /S/ Richard A. Steinke, President
                                               (Principal Executive Officer)

                                        By /S/ David K. Griffiths, Treasurer
                                               (Principal Accounting Officer)


                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Steinke, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                            Title                  Date
---------                            -----                  ----
/S/ Richard A. Steinke               Director             August 5, 2002

/S/ Louis M. Haynie                  Director             August 5, 2002

/S/ William K. Watkins               Director             August 5, 2002

/S/ Gene Stipe                       Director             August 5, 2002

/S/ Henry Moyle                      Director             August 5, 2002